SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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PepsiCo, Inc.

(Names of Registrant as Specified in Its Charters)

(Names of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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700 Anderson Hill Road

Purchase, New York 10577-1444

March 24, 2005

Dear Fellow PepsiCo Shareholder:

You are invited to attend our Annual Meeting of Shareholders on Wednesday, May 4, 2005, at 11:00 a.m. local time at the headquarters of Frito-Lay, Inc., 7701 Legacy Drive, Plano, Texas.

At the meeting, we will ask you to elect the Board of Directors, to ratify the appointment of independent auditors, and to consider one shareholder proposal. We will also review the progress of the Company during the past year and answer your questions. The attached Proxy Statement describes the business we will conduct and provides information about the Company that you should consider when you vote your shares.

Cordially,

Steven S Reinemund

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PepsiCo will hold its Annual Meeting of Shareholders at the headquarters of Frito-Lay, Inc., 7701 Legacy Drive, Plano, Texas, on Wednesday, May 4, 2005, at 11:00 a.m. local time, to:

■	Elect the Board of Directors.
■	Ratify the appointment of independent auditors.
■	Act upon one shareholder proposal described in the attached Proxy Statement.
■	Transact any other business that may properly come before the Meeting.

Holders of record of the Company’s Common and Convertible Preferred Stock as of the close of business on March 11, 2005 (the “Record Date”) will be entitled to vote at the Meeting.

Please refer to the General Information page in this Proxy Statement for additional information about the Annual Meeting and voting.

March 24, 2005

Larry D. Thompson

Secretary

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who can attend the Annual Meeting?

Only shareholders of record as of the close of business on March 11, 2005, their authorized representatives and guests will be able to attend the Annual Meeting. Admission will be by ticket only, and those attending the Annual Meeting must bring photo identification. Frito-Lay headquarters is accessible to disabled persons. Upon request, we will provide wireless headsets for hearing amplification.

How do I receive an admission ticket?

If you are a registered shareholder (your shares are held in your name) and plan to attend the Annual Meeting, you can obtain an admission ticket by checking the appropriate box on your enclosed proxy card or by contacting PepsiCo’s Manager of Shareholder Relations at (914) 253-3055. An admission ticket will then be sent to you.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the Annual Meeting, you can obtain an admission ticket in advance by writing to Investor Relations, PepsiCo, Inc., 700 Anderson Hill Road, Purchase, NY 10577 or by contacting PepsiCo’s Manager of Shareholder Relations at (914) 253-3055. Please be sure to include proof of ownership, such as a bank or brokerage account statement. Shareholders who do not obtain tickets in advance may obtain them upon verification of their ownership at the registration desk on the day of the Annual Meeting.

How do I vote at the Annual Meeting?

If you wish to vote at the Annual Meeting, written ballots will be available from the ushers at the meeting. If your shares are held in the name of a bank, broker or other holder of record and you decide to attend and vote at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. However, if you vote by proxy and also attend the meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

How do I vote if I am a registered shareholder and cannot attend the Annual Meeting?

All shareholders who are entitled to vote on the matters that come before the Annual Meeting have the opportunity to do so whether or not they attend the meeting in person. If you hold your shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to vote your shares. If you are a registered shareholder and are unable to attend the Annual Meeting, you can vote your shares by proxy in one of the following manners:

Via Internet at https://www.proxyvotenow.com/pep and following the instructions;

By Telephone at 1-866-358-4697 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions; or

By Mail by signing and returning the enclosed proxy card.

Choosing to vote via the Internet or calling the toll-free number listed on the proxy card will save the Company expense. Instructions for using these convenient services appear on the proxy card. You can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting.

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Can I Revoke My Proxy?

You may revoke your proxy by casting a ballot at the Annual Meeting. Any proxy not revoked will be voted as specified on your proxy card. If you return your proxy and no vote is specified (and you do not withhold authority for a nominee or you do not indicate that you abstain), your proxy will be voted in accordance with the Board of Directors’ recommendations.

Can Employees Who Participate in PepsiCo’s 401(k) Plan Vote?

Employees who participate in PepsiCo’s 401(k) plan (a portion of which constitutes an Employee Stock Ownership Plan (the “ESOP”)) can vote the shares held in the 401(k) plan as of the close of business on March 11, 2005. To do so, the employee participant must sign and return a proxy card as instructed in the proxy materials. If cards representing shares held in the 401(k) plan are not returned, the trustees will not vote those shares for which signed cards are not returned, unless required by law.

What Constitutes a Quorum at the Annual Meeting?

Under North Carolina law and the Company’s By-laws, the presence in person or by proxy of the holders of record of a majority of the votes entitled to be cast constitutes a quorum. Abstentions and broker non-votes are counted as present to determine whether a quorum exists at the meeting.

How are Votes Counted?

Election of Directors. Under North Carolina law and the Company By-laws, the nominees for directors who receive a majority of all the votes cast shall be elected to the Board of Directors.

Ratification of Independent Auditors. Under North Carolina law and the Company By-laws, ratification of the appointment of the independent auditors will be approved if a majority of all the votes cast are in favor of ratification.

Shareholder Proposal. For the shareholder proposal, the affirmative vote of a majority of the votes cast is required for adoption of the resolution.

Note on Abstentions. If you abstain from voting on a particular matter, your vote will not be treated as present and, therefore, will not be treated as cast either for or against that proposal.

Note on “Broker Non-Votes.” The rules of the New York Stock Exchange determine whether a broker may cast votes related to shares held by the broker for the benefit of the actual owner where the broker does not receive specific voting instructions from the actual owner. On routine matters, such as the Election of Directors, Ratification of Independent Auditors, brokers may cast a vote on such shares. On nonroutine matters, such as the Shareholder Proposals, brokers may not vote such shares and these “broker non-votes” will not be treated as present.

Are My Votes Confidential?

PepsiCo’s policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law or assert or defend legal claims. Proxies may also not be kept confidential in a contested proxy solicitation or in the event that a shareholder makes a written comment on a proxy card or an attachment to it. PepsiCo retains an independent organization to tabulate shareholder votes and certify voting results. The tabulating agent maintains the confidentiality of the proxies throughout the process.

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PepsiCo, Inc.

700 Anderson Hill Road

Purchase, New York 10577-1444

www.pepsico.com

March 24, 2005

PROXY STATEMENT

The Board of Directors of PepsiCo, Inc. (“PepsiCo” or the “Company”) is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 4, 2005, and at any adjournment of the Meeting. We are sending this Proxy Statement in connection with the proxy solicitation.

PepsiCo’s authorized stock includes both Common Stock and Convertible Preferred Stock. As of March 11, 2005, the record date, there were 1,677,975,648 shares of PepsiCo Common Stock outstanding and entitled to one vote each at the Annual Meeting and 407,853 shares of PepsiCo Convertible Preferred Stock outstanding and entitled to 2,023,971 votes at the Annual Meeting, which number is equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted on the record date, rounded to the nearest one-tenth. Holders of the Common Stock and the Convertible Preferred Stock vote together on all matters as a single class. The outstanding shares of Common Stock were registered in the names of 208,039 shareholders and the outstanding shares of Convertible Preferred Stock were registered in the names of 3,159 shareholders. As far as we know, no person owns beneficially more than 5% of the outstanding Common or Convertible Preferred Stock.

PepsiCo is making its first mailing of this Proxy Statement on or about March 24, 2005.

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

The Board of Directors proposes the following twelve nominees for election as directors at the Annual Meeting. The directors will hold office from election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified. If any of these nominees for director becomes unavailable, the persons named in the enclosed proxy intend to vote for any alternate designated by the current Board of Directors. If all of the twelve director nominees are elected, the Board of Directors will have one vacancy since one of the incumbent directors will not stand for re-election. There are no plans to fill the vacancy at this time. Proxies cannot be voted for a greater number of persons than the nominees named.

JOHN F. AKERS, 70, former Chairman of the Board and Chief Executive Officer of International Business Machines Corporation, has been a member of PepsiCo’s Board since 1991 and is Chairman of its Compensation Committee. Mr. Akers joined IBM in 1960 and was Chairman and Chief Executive Officer from 1986 until 1993. He is also a director of Hallmark Cards, Inc., Lehman Brothers Holdings Inc., The New York Times Company, and W.R. Grace & Co.

ROBERT E. ALLEN, 70, former Chairman of the Board and Chief Executive Officer of AT&T Corp., has been a member of PepsiCo’s Board since 1990 and is Chairman of its Nominating and Corporate Governance Committee. He began his career at AT&T in 1957 when he joined Indiana Bell. He was elected President and Chief Operating Officer of AT&T Corp. in 1986, and was Chairman and Chief Executive Officer from 1988 until 1997. He is also a director of Bristol-Myers Squibb Company, and a Trustee of The Mayo Foundation and Wabash College.

RAY L. HUNT, 61, Chief Executive Officer of Hunt Oil Company and Chairman, Chief Executive Officer and President, Hunt Consolidated, Inc., was elected to PepsiCo’s Board in 1996. Mr. Hunt began his association with Hunt Oil Company in 1958 and has held his current position since 1976. He is also a director of Halliburton Company, Electronic Data Systems Corporation, King Ranch, Inc., Verde Group, LLC and Chairman of the Board of Directors of the Federal Reserve Bank of Dallas.

ARTHUR C. MARTINEZ, 65, former Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., was elected to PepsiCo’s Board in 1999. Mr. Martinez was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995 and served as Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co. from 1995 until 2000. He served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. He is also a director of Liz Claiborne, Inc. and International Flavors & Fragrances Inc. Mr. Martinez is a member of the Supervisory Board of ABN AMRO Holding, N.V.

INDRA K. NOOYI, 49, was elected to PepsiCo’s Board and became President and Chief Financial Officer in May 2001, after serving as Senior Vice President and Chief Financial Officer since February 2000. Ms. Nooyi also served as Senior Vice President, Strategic Planning and Senior Vice President, Corporate Strategy and Development from 1994 until 2000. Prior to joining PepsiCo, Ms. Nooyi spent four years as Senior Vice President of Strategy, Planning and Strategic Marketing for Asea Brown Boveri, Inc. She was also Vice President and Director of Corporate Strategy and Planning at Motorola, Inc. Ms. Nooyi is also a director of Motorola, Inc.

STEVEN S REINEMUND, 56, has been PepsiCo’s Chairman and Chief Executive Officer since May 2001. He was elected a director of PepsiCo in 1996 and before assuming his current position, served as President and Chief Operating Officer from September 1999 until May 2001. Mr. Reinemund began his career with PepsiCo in 1984 as a senior operating officer of Pizza Hut, Inc. He became President and Chief Executive Officer of Pizza Hut in 1986, and President and Chief Executive Officer of Pizza Hut Worldwide in 1991. In 1992, Mr. Reinemund became President and Chief Executive Officer of Frito-Lay, Inc., and Chairman and Chief Executive Officer of the Frito-Lay Company in 1996. Mr. Reinemund is also a director of Johnson & Johnson.

SHARON PERCY ROCKEFELLER, 60, was elected a director of PepsiCo in 1986. She is President and Chief Executive Officer of WETA public stations in Washington, D.C., a position she has held since 1989, and was a member of the Board of Directors of WETA from 1985 to 1989. She is a member of the Board of Directors of Public Broadcasting Service, Washington, D.C. and was a member of the Board of Directors of the Corporation for Public Broadcasting until 1992. Mrs. Rockefeller is also a director of Sotheby’s Holdings, Inc.

JAMES J. SCHIRO, 59, was elected to PepsiCo’s Board in January 2003. Mr. Schiro became Chief Executive Officer of Zurich Financial Services in May 2002, after serving as Chief Operating Officer – Group Finance since March 2002. He joined Price Waterhouse in 1967, where he held various management positions. In 1994 he was elected Chairman and senior partner of Price Waterhouse, and in 1998 became Chief Executive Officer of PricewaterhouseCoopers, after the merger of Price Waterhouse and Coopers & Lybrand.

FRANKLIN A. THOMAS, 70, was elected to PepsiCo’s Board in 1994. From 1967 to 1977, he was President and Chief Executive Officer of the Bedford-Stuyvesant Restoration Corporation. From 1977 to 1979 Mr. Thomas had a private law practice in New York City. Mr. Thomas was President of the Ford Foundation from 1979 to April 1996 and is currently a consultant to the TFF Study Group, a non-profit organization assisting development in southern Africa. He is also a director of ALCOA Inc., Citigroup Inc., and Lucent Technologies Inc.

CYNTHIA M. TRUDELL, 51, President of Sea Ray Group since 2001, was elected to PepsiCo’s Board in January 2000. From 1999 until 2001, Ms. Trudell served as General Motors’ Vice President, and Chairman and President of Saturn Corporation, a wholly owned subsidiary of GM. Ms. Trudell began her career with the Ford Motor Co. as a chemical process engineer. In 1981, she joined GM and held various engineering and manufacturing supervisory positions. In 1995, she became plant manager at GM’s Wilmington Assembly Center in Delaware. In 1996, she became President of IBC Vehicles in Luton, England, a joint venture between General Motors and Isuzu.

SOLOMON D. TRUJILLO, 53, former Chairman and Chief Executive Officer of Orange SA, was elected to PepsiCo’s Board in January 2000. Previously, Mr. Trujillo was Chairman, Chief Executive Officer and President of Graviton, Inc. from November 2000, Chairman of US WEST from May 1999, and President and Chief Executive Officer of US WEST beginning in 1998. He served as President and Chief Executive Officer of US WEST Communications Group and Executive Vice President of US WEST from 1995 until 1998 and President and Chief Executive Officer of US WEST Dex, Inc. from 1992 to 1995. Mr. Trujillo is also a director of Electronic Data Systems Corporation, Gannett Co., Inc. and Target Corporation.

DANIEL VASELLA, 51, was elected to PepsiCo’s Board in February 2002. Dr. Vasella became Chairman of the Board and Chief Executive Officer of Novartis AG in 1999, after serving as President since 1996. From 1992 to 1996, Dr. Vasella held the positions of Chief Executive Officer, Chief Operating Officer, Senior Vice President and Head of Worldwide Development and Head of Corporate Marketing at Sandoz Pharma Ltd. He also served at Sandoz Pharmaceuticals Corporation from 1988 to 1992.

OWNERSHIP OF PEPSICO COMMON STOCK

BY DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of March 11, 2005, the shares of PepsiCo Common Stock beneficially owned by each director (including each nominee), by each of our five most highly compensated executive officers, and by all directors and all executive officers as a group:

Name of Individual or Group	Number of Shares of PepsiCo Common Stock Beneficially Owned(1)
John F. Akers	91,722
Robert E. Allen	54,133
Abelardo E. Bru	625,114
Ray L. Hunt (2)	531,897
Arthur C. Martinez	25,645
Indra K. Nooyi	832,722
Franklin D. Raines	30,504
Steven S Reinemund (2)	3,225,027
Sharon Percy Rockefeller	83,373
Gary M. Rodkin	897,819
James J. Schiro	12,462
Franklin A. Thomas	43,883
Cynthia M. Trudell	26,866
Solomon D. Trujillo	41,762
Daniel Vasella	15,584
Michael D. White	807,559
All directors and executive officers as a group (22 persons)	8,727,704

(1)	The shares shown include the following shares that directors and executive officers have the right to acquire within 60 days after March 11, 2005 through the exercise of vested stock options: John F. Akers, 66,711 shares; Robert E. Allen, 46,997 shares; Abelardo E. Bru, 615,960 shares; Ray L. Hunt, 65,911 shares; Arthur C. Martinez, 23,645 shares; Indra K. Nooyi, 818,809 shares; Franklin D. Raines, 29,504 shares; Steven S Reinemund, 3,114,393 shares; Sharon Percy Rockefeller, 38,508 shares; Gary M. Rodkin, 893,783 shares; James J. Schiro, 10,377 shares; Franklin A. Thomas, 42,883 shares; Cynthia M. Trudell, 26,866 shares; Solomon D. Trujillo, 37,762 shares; Daniel Vasella, 10,417 shares; Michael D. White, 767,982 shares; and all directors and executive officers as a group, 7,941,299 shares.

(2)	The shares shown for Mr. Hunt include (i) 26,700 shares held in a corporation over which Mr. Hunt has sole voting and investment power, (ii) 262,286 shares held in trusts over which Mr. Hunt has shared voting power and sole investment power, and (iii) 152,500 shares held in a trust over which Mr. Hunt has sole voting power and no investment power. The shares shown for Mr. Reinemund include 103,631 shares over which Mr. Reinemund shares voting and investment power with his spouse.

The following table shows, as of March 11, 2005, the number of PepsiCo Common Stock equivalents held in the PepsiCo deferred income program by each director (including each nominee), by each of our five most highly compensated executive officers, and by all directors and all executive officers as a group:

Name of Individual or Group	Number of PepsiCo Common Stock Equivalents Held in PepsiCo’s Deferred Income Program
John F. Akers	9,617
Robert E. Allen	17,696
Abelardo E. Bru	0
Ray L. Hunt	9,211
Arthur C. Martinez	13,522
Indra K. Nooyi	49,682
Franklin D. Raines	12,126
Steven S Reinemund	234,505
Sharon Percy Rockefeller	0
Gary M. Rodkin	43,204
James J. Schiro	2,056
Franklin A. Thomas	13,273
Cynthia M. Trudell	7,721
Solomon D. Trujillo	6,521
Daniel Vasella	0
Michael D. White	0
All directors and executive officers as a group (22 persons)	419,134

Directors and executive officers as a group own less than 1% of outstanding PepsiCo Common Stock. No directors or executive officers own any PepsiCo Convertible Preferred Stock.

CORPORATE GOVERNANCE AT PEPSICO

Board of Directors

Our business and affairs are overseen by our Board of Directors pursuant to the North Carolina Business Corporation Act and our By-Laws. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chairman and Chief Executive Officer, and with key members of management, by reviewing materials provided to them and by participating in Board and Committee meetings. Members of the Board of Directors are elected annually.

Regular attendance at Board meetings is required of each Director. PepsiCo’s Board held six meetings during 2004. Average attendance by incumbent directors at Board and standing Committee meetings was 98%. No incumbent director attended fewer than 75% of the total number of Board and standing Committee meetings. The non-employee directors met in executive session at all six Board meetings in 2004. All Directors attended the 2004 Annual Meeting.

In 2002, the Board of Directors adopted Corporate Governance Guidelines. These Guidelines were amended in 2004 in accordance with the revised New York Stock Exchange Listing Standards and rules adopted by the Securities and Exchange Commission. The revised Guidelines are attached to this Proxy Statement as Exhibit A and are also available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section and are available in print to any shareholder who requests a copy. The Company’s Worldwide Code of Conduct is also available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section and is available in print to any shareholder who requests a copy. Annually, all of PepsiCo’s executive officers, other senior employees and directors sign certifications with respect to their compliance with the Company’s Worldwide Code of Conduct.

Director Independence

The Board of Directors has determined that the following non-employee directors standing for re-election have met the independence standards within the meaning of the rules of the New York Stock Exchange, based on the application of the Company’s categorical independence standards that were recommended by the Nominating and Corporate Governance Committee and adopted by the Board of Directors, as detailed in the Corporate Governance Guidelines attached as Exhibit A to this Proxy Statement:

John F. Akers	Sharon Percy Rockefeller	Solomon D. Trujillo

Robert E. Allen	James J. Schiro	Daniel Vasella

Ray L. Hunt	Franklin A. Thomas

Arthur C. Martinez	Cynthia M. Trudell

No Director receives any fees from the Company other than those received in his or her capacity as a Director.

Presiding Director

In September 2002, the Board of Directors appointed Robert E. Allen, the Chairman of our Nominating and Corporate Governance Committee, the Presiding Director of the Board. In his capacity as the Presiding Director, Mr. Allen presides at the regularly-scheduled executive sessions of the Board, at which only non-employee directors are present. He also advises the Chairman of the Board and, as appropriate, Committee chairs with respect to agendas and information needs relating to the Board and Committee meetings, and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. Shareholders may communicate with Mr. Allen by sending a letter addressed to PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York, 10577, Attention: Presiding Director, or by utilizing one of the means through which the Board may be contacted, as provided at www.pepsico.com under “Contacts.”

Communications to the Board of Directors

The Board of Directors has established a process for contacting the Board or an individual member of the Board. The means through which the Board may be contacted are provided at www.pepsico.com under “Contacts.” All communications to the Board of Directors will be reviewed by the PepsiCo Corporate Law Department. The Corporate Law Department will maintain a log of all communications and will regularly provide a summary and copies of communications to the Board that relate to the functions of the Board or a Board committee or that otherwise require Board attention. Directors may at any time review the log of Board communications received by the Company and request copies or summaries of such communications. In addition, the Corporate Law Department may forward certain communications only to the Presiding Director, the Chair of the relevant committee or the individual Board member to whom a communication is directed. Complaints or concerns relating to PepsiCo’s accounting, internal accounting controls or auditing matters will be referred directly to members of the Audit Committee.

Exercise and Hold Policy and Stock Ownership Guidelines

To ensure that our senior executives exhibit a strong commitment to PepsiCo share ownership, the Board of Directors adopted an Exercise and Hold Policy and Stock Ownership Guidelines that apply to all directors and certain senior executives of the Company. Under the Exercise and Hold Policy, the aggregate amount of cash that may be received by an individual upon the exercise of stock options during each calendar year is limited to 20% of the pre-tax gains on all vested outstanding options as of February 1 of that year. Amounts in excess of the 20% limit must be held in PepsiCo shares for at least one year after exercise. Under the Company’s Stock Ownership Guidelines, certain senior executives and directors are required to own PepsiCo stock worth between two times and eight times base compensation, depending on their position.

Committees of the Board of Directors

The Board of Directors has three standing committees: Audit, Compensation, and Nominating and Corporate Governance. The table below indicates the members of each Board committee standing for re-election:

Name	Nominating and Corporate Governance	Compensation	Audit
John F. Akers	X	Chair
Robert E. Allen*	Chair	X
Ray L. Hunt	X	X
Arthur C. Martinez**			X
Indra K. Nooyi
Steven S Reinemund
Sharon P. Rockefeller	X	X
James J. Schiro			X
Franklin A. Thomas			X
Cynthia M. Trudell			X
Solomon D. Trujillo			X
Daniel Vasella	X	X

*	Mr. Allen is the Presiding Director of our Board.
**	Mr. Martinez serves as Acting Chairman of the Audit Committee.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which was established in 1997 and renamed in 2002, held three meetings in 2004. The Nominating and Corporate Governance Committee: (a) identifies and recommends to the Board for election and/or appointment qualified candidates for membership on the Board and the committees of the Board; (b) develops and recommends to the Board corporate governance principles and the Worldwide Code of Conduct applicable to the Company and monitors compliance with all such principles and policies; (c) develops and recommends to the Board criteria to assess the independence of members of the Board; (d) makes recommendations to the Board concerning the composition, size, structure and activities of the Board and its committees; (e) assesses and reports to the Board on the performance and effectiveness of the Board and its committees; and (f) reviews and reports to the Board with respect to director compensation and benefits. The Nominating and Corporate Governance Committee Charter is available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section and is also available in print to any shareholder who requests a copy. The Nominating and Corporate Governance Committee is comprised entirely of directors who meet the independence requirements of the New York Stock Exchange and applicable securities laws.

Director Nomination Process

The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations, from shareholders. Such recommendations should be sent to the Secretary of PepsiCo at 700 Anderson Hill Road, Purchase, New York 10577. As set forth in the Company’s Corporate Governance Guidelines (attached as Exhibit A), when seeking candidates for the Board of Directors, the Nominating and Corporate Governance Committee will generally look for individuals who have displayed high ethical standards and sound business judgment.

Nominations received by the Secretary of the Company from shareholders are reviewed by the Chairman of the Nominating and Corporate Governance Committee to determine whether the candidate possesses the minimum qualifications set forth in the Corporate Governance Guidelines, and if so, whether the candidate’s expertise and particular set of skills and background fit the current needs of the Board. If the candidate meets the requirements for a current vacancy on the Board, the submission materials are reviewed with the Nominating and Corporate Governance Committee and are responded to by the Chairman of the Committee or his designee.

The process of reviewing and evaluating candidates submitted by shareholders is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. The process for evaluation of candidates submitted by non-shareholders of the Company is handled similarly.

From time to time, the Nominating and Corporate Governance Committee engages consulting firms to perform searches for director candidates who meet the current needs of the Board. If a consulting firm is retained to assist in the search process for a director, a fee is typically paid to such firm only if the candidate is elected to the Board or is recommended to the Board by the Nominating and Corporate Governance Committee for inclusion in the slate of nominees to be elected at the Annual Meeting of Shareholders.

The Audit Committee

The Audit Committee, which was established in 1967, held seven meetings in 2004. The Audit Committee’s primary responsibilities are to assist the Board’s oversight of: (a) the quality and integrity of the Company’s financial statements and its related internal controls over financial reporting; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent auditor’s qualifications and independence; and (d) the performance of the Company’s internal audit function and the independent auditors. The report of the Audit Committee is set forth on page 10 of this Proxy Statement. The Audit Committee Charter is attached as Exhibit B to this Proxy Statement and is available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section and is also available in print to any shareholder who requests a copy.

Financial Expertise

The Board of Directors has determined that Arthur C. Martinez and James J. Schiro, members of our Audit Committee, satisfy the criteria adopted by the Securities and Exchange Commission to serve as “audit committee financial experts” and are independent directors, pursuant to the standards set forth in the Company’s Corporate Governance Guidelines and the requirements under the Securities Exchange Act of 1934 and the New York Stock Exchange Listing Standards. In addition, the Board of Directors has determined that Arthur C. Martinez, James J. Schiro, Franklin A. Thomas, Cynthia M. Trudell and Solomon D. Trujillo, all members of our Audit Committee, are financially literate within the meaning of the New York Stock Exchange Listing Standards.

Directors on Multiple Audit Committees

Mr. Arthur C. Martinez serves as a member of the audit committee of four public companies, including the Company. The Board of Directors has determined that Mr. Martinez’s simultaneous service on the audit committees of more than three public companies does not impair his ability to serve effectively on the Company’s Audit Committee.

The Compensation Committee

The Compensation Committee, which has been active since 1955, held five meetings during 2004. The Compensation Committee: (a) oversees the policies of the Company relating to compensation of the Company’s executives and makes recommendations to the Board with respect to such policies; (b) produces a report on executive compensation for inclusion in the Company’s Proxy Statement; and (c) monitors the development and implementation of succession plans for the Chief Executive Officer and other key executives, and makes recommendations to the Board with respect to such plans. The Compensation Committee report on executive compensation is set forth on page 12 of this Proxy Statement. The Compensation Committee Charter is available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section and is also available in print to any shareholder who requests a copy.

Compensation Committee Interlocks and Insider Participation

None of PepsiCo’s independent directors is an executive officer of a public company of which a PepsiCo executive officer is a director.

AUDIT COMMITTEE REPORT

PepsiCo’s Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the Company’s independent auditors and the Company’s financial management and financial reporting procedures. The Audit Committee is comprised entirely of directors who meet the independence, financial experience and other qualification requirements of the New York Stock Exchange and applicable securities laws. The Audit Committee operates under a written charter adopted by the Board of Directors, which was reviewed and revised in November 2004 and which is attached as Exhibit B to this Proxy Statement.

The Company’s management has responsibility for preparing the Company’s financial statements and the Company’s independent auditors KPMG LLP (“KPMG”), is responsible for auditing those financial statements. In this context, the Audit Committee has met with management and KPMG to review and discuss the Company’s audited financial statements. The Audit Committee discussed with Company management the critical accounting policies applied by the Company in the preparation of its financial statements. These policies arise in conjunction with: revenue recognition; brand and goodwill valuations; income tax expense and accruals; stock compensation expense; and pension and retiree medical plans. The Company’s management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees) and the Sarbanes-Oxley Act of 2002, and had the opportunity to ask KPMG questions relating to such matters. The discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Company management the process for certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which is required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee reviewed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for 2004. The Audit Committee also received regular updates from the Company’s General Auditor on internal control and business risks. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also meets with the Company’s General Counsel, with and without management present, to discuss the Company’s compliance with laws and regulations.

The Audit Committee reviewed and discussed with KPMG, KPMG’s independence and, as part of that review, received the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and by all relevant professional and regulatory standards relating to KPMG’s independence from the Company. The Audit Committee also reviewed and pre-approved all fees paid to the independent auditors. These fees are described in the next section of this Proxy Statement. The Audit Committee also considered whether KPMG’s provision of non-audit services to the Company was compatible with the auditor’s independence. The Committee has adopted a formal policy on Audit, Audit Related and Non-Audit Services, which is published on the Company’s website and which is briefly described in the next section of this Proxy Statement. The Audit Committee concluded that the independent auditor is independent from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 25, 2004, for filing with the Securities and Exchange Commission. The Audit Committee has also retained KPMG as the Company’s independent auditors for the fiscal year 2005, and the Audit Committee and the Board have recommended that shareholders ratify the appointment of KPMG as the Company’s independent auditors for the fiscal year 2005.

On January 27, 2005, the Company’s Board of Directors accepted the offer of Franklin D. Raines not to stand for re-election to the Board of Directors at the Annual Meeting. Mr. Raines continues to serve as a member of the Board of Directors and Chairman of the Company’s Audit Committee until the Annual Meeting, but will refrain from participating in Committee proceedings that pose a potential conflict of interest, including proceedings regarding the evaluation, selection or approval of the Company’s independent auditors for the fiscal year 2005.

THE AUDIT COMMITTEE

FRANKLIN D. RAINES, CHAIRMAN	FRANKLIN A. THOMAS
ARTHUR C. MARTINEZ	CYNTHIA M. TRUDELL
JAMES J. SCHIRO	SOLOMON D. TRUJILLO

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by KPMG LLP, the Company’s independent auditor, for the audit of the Company’s annual financial statements for 2003 and 2004, and fees billed for other services rendered by KPMG LLP.

	2003		2004
Audit fees (1)	$10,313,000	(4)	$18,589,000

Audit-related fees (2)	$1,799,000		$3,714,000

Tax fees (3)	$1,041,000		$1,165,000

All other fees	$0		$0

(1)	Audit fees for 2004 include the audit of the Company’s internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The increase in 2004 fees was primarily related to services in connection with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees for 2003 and 2004 consisted primarily of the audits of certain employee benefit plans, due diligence reviews of certain businesses acquired, internal control reviews, and advice related to the Company’s preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The increase in 2004 fees was primarily related to services in connection with Section 404 of the Sarbanes-Oxley Act of 2002.

(3)	Tax fees for 2003 and 2004 consisted primarily of international tax compliance services.

(4)	The Audit fees for 2003 include an additional $549,000 relating to audit fees paid locally, which were not included in the total for Audit fees as reported in our 2004 Proxy Statement.

We understand the need for the independent auditors to maintain their objectivity and independence, both in appearance and in fact, in their audit of the Company’s financial statements. Accordingly, the Audit Committee has adopted the PepsiCo Policy for Audit, Audit-Related and Non-Audit Services. The Policy provides that the Audit Committee will engage the auditor for the audit of the Company’s consolidated financial statements and other audit-related work. The auditor may also be engaged for tax and other non-audit related work if those services: enhance and support the attest function of the audit; are an extension to the audit or audit related services; or are services with respect to which, under the circumstances, KPMG offers unique qualification and there is clearly no question regarding their independence in providing such service. The policy further provides that on an annual basis the auditor’s Global Lead Audit Partner will review with the Audit Committee the services the auditor expects to provide in the coming year and the related fee estimates. In addition, PepsiCo will provide the Audit Committee with a quarterly status report regarding the Committee’s pre-approval of audit related, tax or other non-audit services that the auditor has been pre-approved to perform, has been asked to provide or may be expected to provide in the following quarter. PepsiCo’s Policy for Audit, Audit-Related and Non-Audit Services is available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section.

DIRECTORS’ COMPENSATION

The Nominating and Corporate Governance Committee reviewed the compensation program for Directors and recommended that the Board maintain the program as described below at the current levels for the period October 2004 through September 2005.

Directors who are employees of the Company receive no additional pay for serving as directors. All other directors receive an annual retainer of $100,000 and an annual equity award. Committee chairs receive an additional $10,000 retainer for the supplemental duties associated with serving as a committee chair. All newly appointed directors receive a one-time grant of 1,000 shares of PepsiCo Common Stock when they join the Board. Directors are reimbursed for expenses incurred to attend Board and committee meetings. Directors do not receive any meeting fees, nor do they have a retirement plan or receive any benefits such as life or medical insurance. Directors do receive business travel and accident coverage and are eligible for PepsiCo Foundation matching of charitable contributions.

Directors may elect to receive their retainer in cash or defer their retainer into PepsiCo Common Stock equivalents, which are payable in cash at the end of the deferral period.

The annual equity award to directors is comprised of restricted stock units, stock options, or a combination of both, as elected by each director. In the absence of any election, the award to a director is made all in restricted stock units. The number of restricted stock units awarded is determined by dividing $75,000 by the fair market value of PepsiCo Common Stock on the date of grant (October 1 in 2004). In substitution of the foregoing, the director may elect to receive all or a portion (in 10% increments) of the award in stock options. If a director elects to receive stock options, the number of stock options awarded is determined by multiplying the number of restricted stock units to be converted by four. Restricted stock units and stock options normally vest after three years and vest earlier in the case of the director’s death, disability or retirement. Stock options granted have an exercise price equal to the fair market value of PepsiCo Common Stock on the date of grant.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board (the “Committee”) oversees PepsiCo’s compensation and stock-based programs. The Committee makes recommendations to the Board regarding the compensation of all executive officers and establishes the principles and strategies that guide the design of compensation plans and benefit programs for all employees within PepsiCo. The Board approves all compensation actions regarding the Chief Executive Officer (“CEO”) and all other executive officers. The Committee is composed entirely of independent members of the Board.

Annually, with the assistance of independent advisors, who report directly to the Committee, the Committee evaluates PepsiCo’s plans and programs against current and emerging competitive practices, legal and regulatory developments and corporate governance trends. In 2004, the review provided assurance that PepsiCo’s compensation programs will continue to help attract and retain the talent necessary to maintain our long history of strong sales growth, profitability and shareholder returns.

Compensation Philosophy

PepsiCo’s compensation programs help recruit, retain and motivate a large group of talented and diverse domestic and international employees. The programs are incentive based, and are designed to consider both company and individual performance. As a result, payouts are above market compensation for above market performance and below market compensation for below market performance.

Our philosophy is that PepsiCo will achieve its best results if its employees act and are rewarded as business owners. Ownership is not only about owning stock, but is also about being accountable for business results, in good times and bad. Owners act with the conviction that their business is personal and that they can make a difference. Owners take initiative and they take responsibility for the assets of the business, including its employees. As executives progress to higher levels at PepsiCo, their responsibilities, risks and rewards will progress as well.

Towards these ends, the Committee examines the ongoing competitiveness of PepsiCo’s compensation programs, reviews both company and individual executive performance and recommends compensation levels for each executive officer to the Board. The Committee works with outside, independent consultants in establishing the compensation and equity-based programs provided to the CEO, other executive officers, and all PepsiCo employees.

Annually, the Committee:

•	Approves performance targets based on the achievement of specific performance goals, which are either company or business unit focused depending on the executive officer’s position and scope of responsibility.

•	Ensures that a significant portion of the total compensation package for the CEO, executive officers and other executives are performance-based and that compensation opportunities are designed to create incentives for above-target performance and consequences for below target performance.

•	Reviews compensation levels and overall corporate performance against a survey of leading consumer product companies and against surveys of a broader range of major companies, including the Fortune 100. As a part of this work, independent consultants validate that total compensation paid is appropriate based on an analysis that compares PepsiCo’s performance to the performance of the peer group using publicly available financial performance measures including long-term shareholder returns over one and three year time periods.

•	Approves annual and long-term incentive awards for the year based on performance achieved in the prior year relative to the pre-approved targets. In determining the final awards, the Committee considers objective data concerning PepsiCo’s financial performance, including sales volume, revenue, operating profit, cash flow, capital returns and earnings per share. The Committee also considers other strategic achievements, such as improved operating efficiencies, customer and employee satisfaction and talent development.

Stock Ownership and Hold Policy

To reinforce the Company’s ownership philosophy, senior executives are required to own multiples of their salary in PepsiCo stock under the Board approved stock ownership guidelines.

The ownership guidelines operate along with a policy that limits annual option exercises for cash to 20% of vested gains. Any proceeds in excess of this 20% limit must be held in PepsiCo shares for at least one year after the date of exercise.

Specific Compensation Programs

For 2004, the primary components of PepsiCo’s compensation program were base salary, annual incentives, and long-term incentive awards comprised of a combination of stock options and either service based or performance-based restricted stock units. Executive officers also participated in PepsiCo’s qualified and nonqualified employee benefit plans. The plans are designed to provide retirement income and are the same as those generally available to other employees. Executive officers, including the CEO, do not have employment contracts.

It is the Committee’s intention that substantially all executive compensation be fully deductible for federal income tax purposes. Thus, the Committee ensured that the compensation decisions relating to executive officers were made with full consideration of the implications of Internal Revenue Code Section 162(m). Executive officers generally can defer base salary and annual incentives, subject to applicable law.

Base Salary.    The relative levels of base salary for the CEO and the other executive officers are based on the underlying accountabilities of each executive’s position and reflect each executive officer’s scope of responsibility. The salaries are reviewed on a regular basis and are benchmarked against similar positions among the peer group companies. Individual salaries are capped at $1 million.

Annual Incentive Compensation.    PepsiCo provides performance-related annual incentive compensation to its executive officers under the shareholder-approved 2004 Executive Incentive Compensation Plan (“2004 EIC Plan”). Awards under the 2004 EIC Plan are intended to constitute “performance-based compensation” under Internal Revenue Code Section 162(m). Provided pre-approved targets are achieved, the Committee may exercise negative discretion to determine the exact amount of the incentive to be paid to each executive officer. In exercising this discretion, the Committee considers a broad range of company and individual performance indicators including PepsiCo’s financial results, strategic position and how well the executive manages and develops people. For 2004, the amount of the award an executive was eligible to receive was dependent upon PepsiCo achieving pre-approved earnings per share targets. A payment would not be made if the minimum earnings target was not met.

Long-Term Incentive Compensation.    Consistent with PepsiCo’s compensation philosophy, the Committee believes that stock ownership and stock-based incentive awards are the best way to align the interests of the executive officers with those of PepsiCo’s shareholders. PepsiCo has a long history of linking pay to its long-term stock performance for all employees, not just executives. This is best demonstrated by the fact that, since 1989, PepsiCo has provided an annual grant of stock options to virtually all full-time U.S. employees under its broad-based stock option program, SharePower. Target grant guidelines for executive officers are developed based on competitive benchmarking. The actual size of grants awarded to executive officers is based on each officer’s individual performance, retention considerations and other special circumstances. The Committee requires that awards made under the long-term incentive plans include vesting terms that encourage an executive officer to remain with PepsiCo over a period of years. All stock option grants have an exercise price equal to the fair market value of PepsiCo Common Stock on the date of grant. There has been no repricing of awards and, under the approved 2003 Long-Term Incentive Plan, any repricing of awards would require shareholder approval.

Historically, following competitive market practice, PepsiCo has utilized stock options as the primary form of long-term incentive compensation. At the end of 2003, the Company voluntarily adopted stock option expensing. Beginning in 2004, consistent with changing market practices that were validated by independent external advisors, the Company reduced the amount of long-term incentives provided to all executives. Concurrent with this change, all executives, except the CEO, were provided with increased performance-based cash incentives. The amount of cash incentives is determined based on achievement of annual performance goals, with payout provided equally over a three year period. Most executives were provided with a choice between stock options and restricted stock units that vest after three years of service. However, PepsiCo’s most senior executives, including the CEO, were not provided with this choice. The value of their long-term incentive compensation was fixed equally between stock options and performance-based restricted stock units. In addition, these senior executives do not receive regular awards of service based restricted stock units. For these executives to realize the awarded value from the restricted stock units, the Company must achieve performance targets each year over a 3-year period. The performance targets during this 3-year period are approved by the Board of Directors. Notwithstanding the attainment of the targets, the Board has the discretion to reduce, but not increase, some or all of an award that would otherwise be paid.

Benefits.    Executives generally receive the same healthcare and retirement benefits as other employees. Medical benefits are the same for all participants in the Company’s health care program; however, executives are required to pay twice as much for their coverage. Because of IRS compensation and benefit limits applicable to the Company’s qualified pension plans, a significant portion of executive pensions is typically provided by a non-qualified, unfunded pension plan. Executive deferrals into the 401(k) Plan, and company matching contributions are also limited by IRS regulations. While the Company does permit most executives to defer their base salary and annual incentive compensation, PepsiCo does not provide an excess plan to offset 401(k) limitations nor does it provide executives with special benefit plans such as executive life insurance or a pension with an enhanced formula.

CEO Compensation

Mr. Reinemund has held the position of Chairman and Chief Executive Officer since May 2001. The Committee recommends and the Board approves Mr. Reinemund’s compensation following the general policies and guidelines described above for the compensation of executive officers. The Committee uses competitive information from peer consumer product companies to establish Mr. Reinemund’s target compensation package and then uses performance against Board approved objectives to determine his actual compensation.

To establish Mr. Reinemund’s target compensation, the Committee compares his salary, bonus and long-term awards to those of peer Company CEOs. PepsiCo’s financial performance is also compared to the peer companies on each of the following measures: net revenue, operating income, return on capital, EPS and total shareholder return. For 2004 these comparisons were performed by an independent consultant who validated to the Committee that the CEO’s target compensation was appropriate given PepsiCo’s financial performance.

To determine Mr. Reinemund’s actual compensation, and whether it should be above or below target, the Committee assesses his performance against target objectives approved by the Board in the beginning of the year. For 2004, financial targets included net revenue, EPS, return on invested capital, and cash flow along with a subjective assessment of how the CEO performed against other strategic goals established by the Board.

For the fiscal year 2004, Mr. Reinemund’s base salary continued to be capped at $1,000,000. He was eligible for a 2004 annual incentive award because PepsiCo achieved its pre-approved earnings target. The Committee then exercised its discretion to determine the amount of the award based on Mr. Reinemund’s performance against his target objectives during the year. His 2004 incentive award is shown in the bonus column in the Summary Compensation Table that follows.

In February 2004, Mr. Reinemund also received a long-term incentive award which was based on 2003 performance. Part of the award was in stock options, which had an exercise price equal to the fair market value of PepsiCo stock on the day of grant and which vest after three years of service. Part of the award was in performance-based restricted stock units which require that the Company achieve earnings targets over a three year period before the restrictions can be lifted and value received by Mr. Reinemund. The Board of Directors approves the earnings targets in advance, and no payment of awards is made unless the targets are achieved. These awards are shown in the Long-term Compensation columns of the Summary Compensation Table that follows.

Summary

The Committee believes that PepsiCo’s compensation practices and compensation philosophy align executive interests with those of shareholders. As the scope and level of an executive’s business responsibilities expand, the portion of their compensation package that is “at risk” also increases.

We believe that the actions taken over the past year have allowed the Company to attract, retain and motivate the key talent PepsiCo needs to continue to compete and provide strong return to shareholders.

THE COMPENSATION COMMITTEE

JOHN F. AKERS	SHARON PERCY ROCKEFELLER
ROBERT E. ALLEN	DANIEL VASELLA
RAY L. HUNT

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation(2)
						Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)(7)		Securities Under- lying Options (#)	Long- Term Incentive Plan Payouts ($)(3)	All Other Compen- sation ($)(4)

Steven S Reinemund	2004	1,000,000	4,500,000	170,730	(5)	4,157,150	(8)	353,198	0	5,154
Director; Chairman of the Board	2003	1,000,000	3,800,000	149,393	(5)	—		864,717	809,325	0
and Chief Executive Officer	2002	1,000,000	3,150,000	158,013	(5)	—		758,357	844,800	0

Indra K. Nooyi	2004	767,308	1,845,023	94,221	(5)	6,033,121	(9)	88,444	0	0
Director; President and	2003	721,154	1,486,620	125,790	(5)	—		235,379	0	0
Chief Financial Officer	2002	700,000	1,350,000	7,064		—		175,932	0	0

Michael D. White	2004	767,308	1,989,947	129,979	(6)	6,033,121	(10)	88,444	0	1,784
Chairman and Chief	2003	721,154	1,449,590	1,462,024	(6)	—		235,966	0	0
Executive Officer, PepsiCo International	2002	600,000	782,700	(49,652	)(6)	—		147,180	0	0

Gary M. Rodkin	2004	746,154	1,590,757	42,813	(5)	688,763	(11)	59,259	0	4,458
Chairman and Chief	2003	721,154	1,377,320	60,018	(5)	—		186,932	503,415	0
Executive Officer, PepsiCo Beverages and Foods North America	2002	673,076	1,057,470	8,684		—		569,782	389,813	0

Abelardo E. Bru (13)	2004	746,154	1,375,000	104,542	(5)	826,497	(12)	70,920	0	6,500
Vice Chairman	2003	721,154	1,154,270	82,266	(5)	—		231,366	0	0
	2002	650,000	531,700	52,399	(5)	—		495,565	0	0

(1)	Bonuses are paid after the end of the year based on performance for that year (e.g., 2004 bonus reflects 2004 performance).
(2)	Long-Term Awards are made at the beginning of the year based on performance during the prior year (e.g., the 2004 Long Term Award reflects 2003 performance).
(3)	Long term payouts are based on performance during the prior three-year period (e.g., the 2003 payout reflects performance during 2000-2002).
(4)	Amounts represent the Company matching contribution to the PepsiCo Salaried Employee 401(k) Plan. Executive deferrals into the 401(k) Plan and Company matching contributions are limited by IRS regulations. PepsiCo does not provide an excess plan to offset 401(k) limitations.
(5)	Amounts include benefits from the use of corporate transportation of $146,593 in 2004, $125,256 in 2003 and $134,065 in 2002 for Mr. Reinemund; $68,884 in 2004 and $102,852 in 2003 for Ms. Nooyi; 19,857 in 2004 and $29,616 in 2003 for Mr. Rodkin; and $80,873 in 2004, $58,597 in 2003 and $28,730 in 2002 for Mr. Bru. Mr. Rodkin’s amount for 2003 also includes $7,468 paid in connection with his relocation to assume his new responsibilities as Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America.

(6)	Amounts include (i) benefits from the use of corporate transportation of $34,724 in 2004 and $11,930 in 2003; (ii) customary payments generally applicable to employees who have been temporarily assigned outside their home country, including incremental taxes of $70,086 in 2004 and $1,173,313 in 2003 that were required to be paid primarily to Switzerland as a result of Mr. White’s multi-year assignment outside of the United States. The 2003 amounts also include $167,954 paid in connection with Mr. White’s repatriation from Switzerland to assume his new responsibility as Chairman and Chief Executive Officer of PepsiCo International.
(7)	Restricted stock units have no value to the recipient until the restrictions are released. The restrictions on any performance-based restricted stock units will be released only upon the achievement of performance targets over a predetermined performance period. Restrictions on any service-based restricted stock units will be released at a future date provided that the recipient remains continuously employed by the Company through that date. During the restriction period, restricted stock units accrue dividend equivalents at the same rate as dividends paid to shareholders. These dividend equivalents will be paid only if the underlying restricted stock units are earned.
(8)	On February 1, 2004, Mr. Reinemund received a grant of 87,982 performance-based restricted stock units having a value of $4,157,150 on that date. Restrictions on this grant will only be released upon the achievement of performance targets over the 3-year performance period (2004-2006). The value of Mr. Reinemund’s restricted stock units as of December 25, 2004 was $4,569,785 (based on the closing price of PepsiCo Common Stock on December 23, 2004).
(9)	On February 1, 2004, Ms. Nooyi received a grant of 21,865 performance-based restricted stock units having a value of $1,033,121 on that date. Restrictions on this grant will only be released upon the achievement of performance targets over the 3-year performance period (2004-2006). Also on February 1, 2004, Ms. Nooyi received a grant of 105,820 service-based restricted stock units having a value of $5,000,000 on that date. Restrictions on this grant will be released on February 1, 2009 provided that Ms. Nooyi remains continuously employed by the Company through that date. As of December 25, 2004, Ms. Nooyi held 127,685 restricted stock units with a value of $6,631,959 (based on the closing price of PepsiCo Common Stock on December 23, 2004).
(10)	On February 1, 2004, Mr. White received a grant of 21,865 performance-based restricted stock units having a value of $1,033,121 on that date. Restrictions on this grant will only be released upon the achievement of performance targets over the 3-year performance period (2004-2006). Also on February 1, 2004, Mr. White received a grant of 105,820 service-based restricted stock units having a value of $5,000,000 on that date. Restrictions on this grant will be released on February 1, 2009 provided that Mr. White remains continuously employed by the Company through that date. As of December 25, 2004, Mr. White held 127,685 restricted stock units with a value of $6,631,959 (based on the closing price of PepsiCo Common Stock on December 23, 2004).
(11)	On February 1, 2004, Mr. Rodkin received a grant of 14,577 performance-based restricted stock units having a value of $688,763 on that date. Restrictions on this grant will only be released upon the achievement of performance targets over the 3-year performance period (2004-2006). As of December 25, 2004, Mr. Rodkin held 14,577 restricted stock units with a value of $757,129 (based on the closing price of PepsiCo Common Stock on December 23, 2004).
(12)	On February 1, 2004, Mr. Bru received a grant of 17,492 performance based restricted stock units having a value of $826,497 on that date. Restrictions on this grant will only be released upon the achievement of performance targets over the 3-year performance period (2004-2006). As of December 25, 2004, Mr. Bru held 17,492 restricted stock units with a value of $908,534 (based on the closing price of PepsiCo Common Stock on December 23, 2004).
(13)	On September 3, 2004, the Company entered into an agreement with Mr. Bru. The terms of that agreement are summarized on page 19 of this Proxy Statement.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)(2)	10% ($)(2)
Steven S Reinemund	353,198(1)	2.50%	$47.25	1/31/2014	$10,495,374	$26,597,339

Indra K. Nooyi	88,444(1)	0.63%	$47.25	1/31/2014	$2,628,137	$6,660,216

Michael D. White	88,444(1)	0.63%	$47.25	1/31/2014	$2,628,137	$6,660,216

Gary M. Rodkin	59,259(1)	0.42%	$47.25	1/31/2014	$1,760,897	$4,462,459

Abelardo E. Bru	70,920(1)	0.50%	$47.25	1/31/2014	$2,107,407	$5,340,583

(1)	These options become exercisable on February 1, 2007.

(2)	The 5% and 10% rates of appreciation were set by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of PepsiCo’s Common Stock. If PepsiCo’s Common Stock does not increase in value above the exercise or base price as shown in the table, then the option grants described in the table will be valueless.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION VALUES (1)

Name	Shares Acquired on Exercise(#)	Value Realized	Number of Securities Under- lying Unexercised Options at Fiscal Year-End		Value of Unexercised In the Money Options at Fiscal Year-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven S Reinemund	354,972	$8,132,110	2,473,971	3,476,272	$48,412,717	$23,313,611

Indra K. Nooyi	117,868	$2,791,461	675,571	1,170,232	$9,293,996	$7,813,609

Michael D. White	2,512	$101,485	774,158	686,387	$12,088,319	$5,444,206

Gary M. Rodkin	60,000	$1,362,024	774,001	1,115,973	$12,430,970	$9,944,003

Abelardo E. Bru	52,305	$1,103,519	907,163	930,088	$13,415,033	$8,941,125

(1)	The closing price of PepsiCo Common Stock on December 23, 2004, the last trading day prior to PepsiCo’s fiscal year end, was $51.94.

EMPLOYMENT ARRANGEMENTS

Abelardo E. Bru’s Agreement.    PepsiCo and Mr. Abelardo E. Bru entered into an agreement on September 3, 2004, the material terms of which were approved by the Compensation Committee of the Board of Directors.

Under the agreement Mr. Bru served as Vice Chairman of PepsiCo until his retirement on February 1, 2005. Under the agreement, Mr. Bru will remain available to consult with the company for three years following his retirement and, during this period, he is prohibited from disclosing the Company’s confidential information, competing against the Company, and soliciting the Company’s employees. In addition, the agreement provides for each party’s release of the other from legal claims. Mr. Bru will be paid $160,000 per month during the consulting period and will be reimbursed for any reasonable business expenses.

On his retirement date, Mr. Bru became entitled to a pension benefit determined under the normal provisions of the Company’s pension plan, including recognition of the consulting period for purposes of the age and service components of the benefit formula. All of Mr. Bru’s equity-based awards will be treated in accordance with their original terms, including the forfeiture of any stock options that are not scheduled to vest on his retirement date, except that Mr. Bru will be permitted to continue to vest in one grant of stock options that is scheduled to vest during the three-year consulting period.

PERFORMANCE GRAPH

The line below labeled S&P Average of Industry Groups is derived by weighting the returns of two applicable S&P Industry Groups (Non-Alcoholic Beverages and Food) by PepsiCo’s sales in its Beverage and Food businesses. The return on PepsiCo stock investment is calculated through the last trading day of PepsiCo’s fiscal year end, December 23, 2004. The return for the S&P 500 and the S&P Average indices is calculated through December 31, 2004.

CUMULATIVE TOTAL RETURN,

using PepsiCo’s quarterly revenue weightings

PENSION PLAN TABLE

When an executive retires at the normal retirement age (65), the approximate annual benefits payable after January 1, 2005 for the following pay classifications and years of service are:

Remuneration	Years of Service
	15	20	25	30	35	40
$1,000,000	346,900	395,870	444,840	493,810	542,780	592,780
$1,250,000	434,400	495,870	557,340	618,810	680,280	742,780
$1,500,000	522,900	595,870	669,840	743,810	817,780	892,780
$1,750,000	609,400	695,870	782,340	868,810	955,280	1,042,780
$2,000,000	696,900	795,870	894,840	993,810	1,092,780	1,192,780
$2,500,000	871,900	995,870	1,119,840	1,243,810	1,367,780	1,492,780
$3,000,000	1,046,900	1,095,870	1,344,840	1,493,810	1,642,780	1,792,780
$3,500,000	1,221,900	1,395,870	1,569,840	1,743,810	1,917,780	2,092,780
$4,000,000	1,396,900	1,595,870	1,794,840	1,993,810	2,192,780	2,392,780
$4,500,000	1,571,900	1,795,870	2,019,840	2,243,810	2,467,780	2,692,780
$5,000,000	1,746,900	1,995,870	2,244,840	2,493,810	2,742,780	2,992,780

The pay covered by the Pension Plans noted below is based on the salary and bonus shown in the Summary Compensation Table in this Proxy Statement for each of our five most highly compensated executive officers. The years of credited service as of January 1, 2005 for the executive officers named on the Summary Compensation Table are: Steven S Reinemund—20 years; Indra K. Nooyi—10 years; Michael D. White—15 years; Gary M. Rodkin—9 years; and Abelardo E. Bru—31 years.

Computation of Benefits

PepsiCo’s executive officers generally participate in PepsiCo’s Retirement Plan and PepsiCo’s Pension Equalization Plan (which has been adopted to provide benefits that would have been payable under the Retirement Plan except for ERISA and Internal Revenue Code limitations). The annual benefits payable under these two Pension Plans to employees with 5 or more years of service at age 65 are, for the first 10 years of credited service, 3% of the employee’s highest consecutive five-year average annual earnings plus an additional 1% of the employee’s highest consecutive five-year average annual earnings for each additional year of credited service over 10 years, less 0.43% of final average earnings not to exceed Social Security covered compensation multiplied by years of service (not to exceed 35 years).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires PepsiCo’s directors and executive officers to file reports of ownership and changes in ownership of PepsiCo Common and Convertible Preferred Stock. We received written representations from each such person who did not file an annual report with the SEC on Form 5 that no Form 5 was due. To the best of PepsiCo’s knowledge, in 2004, all required forms were filed on time with the Securities and Exchange Commission, except filings with respect to the purchase of 85 shares by John F. Akers and the gift of 35 shares by Mrs. Sharon P. Rockefeller. Once the information was discovered, Forms 4 were promptly filed.

RATIFICATION OF APPOINTMENT OF AUDITORS (PROXY ITEM NO. 2)

The Audit Committee engaged KPMG LLP (“KPMG”) as PepsiCo’s independent auditors for 2005, subject to ratification by shareholders. KPMG has been PepsiCo’s independent auditors since 1990.

Representatives of KPMG will be available to answer appropriate questions at the Annual Meeting and are free to make statements during the meeting.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of KPMG as PepsiCo’s independent auditors for 2005.

SHAREHOLDER PROPOSAL

If proposals are submitted by more than one shareholder, PepsiCo will only list the primary filer’s name, address and number of shares held. We will provide information about co-filers promptly if we receive a request for the information.

POLITICAL CONTRIBUTIONS (PROXY ITEM NO. 3)

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, who owns 900 shares of PepsiCo Common Stock, has submitted the following resolution for the reasons stated:

“RESOLVED:    That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens’ initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner.

REASONS:    This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent. Last year the owners of 51,393,241 shares, representing approximately 4.6% of shares voting, voted FOR this proposal.

If you AGREE, please mark your proxy FOR this resolution.”

Response:    Under applicable law, PepsiCo makes no corporate contributions to federal candidates. We do make occasional contributions to state and local candidates where permitted by law. In each instance, we fully comply with all applicable reporting and public disclosure requirements. PepsiCo and its operating units also participate in business-oriented political and civic associations, and make their positions known on legislation that is significant to our business. The Board of Directors believes that these are important efforts, which should not be hindered by special disclosure rules that are not required by any federal, state or local regulatory authority. In addition, while we understand that the proponent has submitted a similar proposal to a number of other companies, whose shareholders may or may not adopt such proposal, PepsiCo would be comparatively disadvantaged if it was subject to special disclosure rules.

The Board of Directors recommends that shareholders vote AGAINST this resolution.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting.

2006 SHAREHOLDERS’ PROPOSALS

PepsiCo welcomes comments or suggestions from its shareholders. If a shareholder wants to have a proposal formally considered at the 2006 Annual Meeting of Shareholders, and included in the Proxy Statement for that Meeting, we must receive the proposal in writing on or before November 24, 2005. In addition, if a shareholder proposal is not received by us on or before February 3, 2006, under PepsiCo’s By-Laws it will not be considered or voted on at the Annual Meeting.

GENERAL

PepsiCo will pay the costs relating to this Proxy Statement, the proxy and the Annual Meeting.

In addition to the solicitation of proxies by mail, PepsiCo intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for the solicitation.

To be sure that we have the necessary quorum to hold the Annual Meeting, PepsiCo has hired the firm of Georgeson Shareholder Communications Inc. to help in soliciting proxies by mail, telephone and personal interview for fees estimated at approximately $21,000.

Employees of PepsiCo may also solicit proxies. They will not receive any additional pay for the solicitation.

The Annual Report to Shareholders for 2004, including financial statements, was mailed with this Proxy Statement or was previously delivered to shareholders and is not part of the material for the solicitation of proxies. To reduce postage costs, we sent materials at bulk mail rates. If you have not received the Annual Report by the time you receive your Proxy Statement, please contact PepsiCo’s Manager of Shareholder Relations, at PepsiCo, Inc., 700 Anderson Hill Road, Purchase, NY 10577 or (914) 253-3055.

A copy of PepsiCo’s Annual Report on Form 10-K for the fiscal year ended December 25, 2004 (without exhibits) will be sent to any shareholder without charge by contacting the Company at the address or phone number listed above. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov, or at our website, www.pepsico.com.

Please vote your shares promptly through any of the means described on the enclosed proxy card.

By order of the Board of Directors,

Larry D. Thompson

Secretary

Exhibit A

PepsiCo, Inc.

CORPORATE GOVERNANCE GUIDELINES

As of November 19, 2004

The Board of Directors (the “Board”) of PepsiCo, Inc. (the “Corporation”), acting on the recommendation of its Nominating and Corporate Governance Committee, has developed and adopted certain corporate governance principles (the “Guidelines”) establishing a common set of expectations to assist the Board and its committees in performing their duties in compliance with applicable requirements. In recognition of the continuing discussions about corporate governance, the Board will review and, if appropriate, revise these Guidelines from time to time.

A.	Director Responsibilities

1.	Represent the interests of the Corporation’s shareholders in maintaining and enhancing the success of the Corporation’s business, including optimizing long-term returns to increase shareholder value.

2.	Selection and evaluation of a well-qualified Chief Executive Officer (“CEO”) of high integrity, and approval of other members of the senior management team.

3.	Oversee and interact with senior management with respect to key aspects of the business including strategic planning, management development and succession, operating performance, and shareholder returns.

4.	Provide general advice and counsel to the Corporation’s CEO and senior executives.

5.	Adopt and oversee compliance with the Corporation’s Worldwide Code of Conduct. Promptly disclose any waivers of the Code of Conduct for Directors or executive officers.

6.	Hold regularly scheduled executive sessions of independent directors. Designate and publicly disclose the name of the Director who will preside at such meetings. Formally evaluate the performance of the CEO and senior management each year in executive sessions.

7.	Regular attendance at Board meetings is mandatory. Meeting materials should be reviewed in advance.

8.	Duty of Care: In discharging the duties of a Director, including duties as a Committee member, North Carolina law requires that a Director shall act: (1) in good faith; (2) with care an ordinary prudent person in a like position would exercise under similar circumstances and (3) in a manner he or she believes to be in the best interests of the Corporation.

B.	Director Qualification Standards

1.	The Nominating and Corporate Governance Committee, with the input of the CEO, is responsible for recommending to the Board (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at the Corporation’s Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee does not solicit Director nominations, but will consider recommendations sent to the Secretary of the Corporation at 700 Anderson Hill Road, Purchase, New York 10577.

2.

In connection with the selection and nomination process, the Nominating and Corporate Governance Committee shall review the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Corporation and the Board. The Board will generally look for individuals who have displayed high ethical standards, integrity, and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Corporation.

3.	Independent directors must comprise a majority of the Board.

4.	An independent director of the Corporation is a director who:

(a)	is not and has not been an employee, and does not have an immediate family member[1] who is or has been an executive officer[2], of the Corporation, or any of its consolidated subsidiaries, during the last three years;

(b)	has not received, and does not have an immediate family member who has received, more than $100,000 in direct compensation from the Corporation, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during any twelve month period within the last three years;

(c)	(i) is not, and does not have an immediate family member that is, a current partner of a firm that is the Corporation’s, or any of its consolidated subsidiaries’, internal or external auditor; (ii) is not a current employee of such external audit firm; (iii) does not have an immediate family member who is a current employee of such external audit firm who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice; and (iv) was not, and does not have an immediate family member that was, within the last three years (but is no longer) a partner or employee of such external audit firm who personally worked on the Corporation’s, or any of its consolidated subsidiaries’, audit within that time;

(d)	is not and has not been, and does not have an immediate family member who is or has been, within the last three years, employed as an executive officer of another company where any of the Corporation’s, or any of its consolidated subsidiaries’, present executive officers at the same time serves or served on such other company’s compensation committee;

(e)	is not a current employee of, and does not have an immediate family member who is a current executive officer of, another company that has made payments to, or has received payments from, the Corporation, or any of its consolidated subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the consolidated gross revenues of such other company for its last completed fiscal year; and

(f)	has no other material relationship with the Corporation, or any of its consolidated subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Corporation, or any of its consolidated subsidiaries.

In making a determination regarding a proposed director’s independence, the Board shall consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships,

[1]	An "immediate family member" is defined to include a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. In considering a director’s independence, the Corporation need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.
[2]	An “executive officer” means one of the Section 16 officers designated by a company.

and such other criteria as the Board may determine from time to time. If a proposed director serves as an executive officer, director or trustee of a tax exempt organization, such relationship will not be considered to be a material relationship that would impair a director’s independence if contributions from the Corporation, or any of its consolidated subsidiaries, to such tax exempt organization in any of the last three fiscal years are less than the greater of (i) $1 million or (ii) 2% of the consolidated gross revenues of such tax exempt organization for its last completed fiscal year.

5.	In addition to satisfying all of the independence criteria set forth in paragraph 4 of this Section, all members of the Audit Committee must also meet the following requirements:

(a)	Director’s fees are the only compensation that members of the Audit Committee may receive from the Corporation or any of its consolidated subsidiaries. Audit Committee members may not receive consulting, advisory or other compensatory fees from the Corporation or any of its consolidated subsidiaries (other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other committee of the Board).

(b)	No member of the Audit Committee may be an “affiliated person” of the Corporation, or any of its consolidated subsidiaries, as such term is defined by the Securities and Exchange Commission.

6.	Directors must retire at the age of 72, effective upon the expiration of their annual term at the next Annual Meeting of Shareholders.

7.	The number of boards on which a Director may sit may be reviewed on a case-by-case basis by the Nominating and Corporate Governance Committee. The number of audit committees on which the Corporation’s audit committee members may sit concurrently shall be reviewed annually by the Nominating and Corporate Governance Committee and the Board.

8.	The Board has not established term limits for Directors. Although term limits can promote the inclusion on the Board of people with diverse perspectives, the process described in paragraph 2 of this Section can achieve the same result. Moreover, term limits have the disadvantage of causing the Corporation to lose the contributions of Directors who have been able to develop over a period of time, increasing insight into the Corporation and its operations, thereby increasing their contributions to the Corporation.

9.	A Director shall offer, in writing, to resign if there is any significant change in his or her personal circumstances, including a fundamental change in his or her job responsibilities. The Chairman of the Nominating and Corporate Governance Committee may recommend, to the full Board, acceptance or rejection of such an offer after consultation with the Committee members and the Chairman of the Board.

C.	Board Committees

1.	The Board shall at all times have a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee, each comprised solely of independent directors.

2.	The Board shall evaluate and determine the circumstances under which to form new Committees.

D.	Director Compensation

1.

Non-employee directors and committee chairs shall receive reasonable compensation for their services, as may be determined from time to time by the Board upon recommendation of the Nominating and Corporate Governance Committee. Compensation for non-employee directors and committee chairs shall be consistent with the market practices of other similarly situated companies but shall not be at a level or in a form that would call into question the Board’s objectivity. The Nominating and Corporate Governance Committee of the Board shall annually review and report to the Board with respect to director compensation and benefits.

2.	Directors who are employees receive no additional pay for serving as Directors.

3.	Directors who are members of the Audit Committee may receive no compensation from the Corporation other than the fees they receive for serving as Directors.

E.	Director Access to Management and Independent Advisors

1.	The Board is expected to be highly interactive with senior management. Directors are granted access to the name, location, and phone number of all employees of the Corporation.

2.	It is Board policy that executive officers and other members of senior management who report directly to the CEO be present at Board meetings at the invitation of the Board. The Board encourages such executive officers and senior management to make presentations, or to include in discussions at Board meetings managers and other employees who (1) can provide insight into the matters being discussed because of their functional expertise and/or personal involvement in such matters and/or (2) are individuals with high potential whom such executive officers and senior management believe the Directors should have the opportunity to meet and evaluate.

3.	Directors are authorized to consult with independent advisors, as is necessary and appropriate, without consulting management.

F.	Director Orientation and Continuing Education

1.	The Board shall implement and maintain an orientation program for newly elected directors.

2.	Directors are required to continue educating themselves with respect to international markets, accounting and finance, leadership, crisis response, industry practices, general management, and strategic planning.

G.	Management Succession and CEO Compensation

1.	The Board plans for succession to the position of Chief Executive Officer. The Compensation Committee is responsible for making recommendations to the Board about succession planning. The Compensation Committee also recommends to the Board succession plans in the event of an emergency or the retirement of the CEO.

2.	The CEO shall provide an annual report to the Board assessing senior managers and their potential to succeed him or her, and such report shall be reviewed by the Compensation Committee. The report shall also contain the CEO’s recommendation as to his or her successor.

3.	The Compensation Committee is responsible for making recommendations to the Board concerning annual and long-term performance goals for the CEO and for evaluating his or her performance against such goals.

H.	Annual Performance Evaluation of the Board

1.	The Board and its Committees will conduct a self-evaluation at least annually to determine whether it and its Committees are functioning effectively.

2.	The Board will also review the Nominating and Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its Committees.

Exhibit B

PepsiCo, Inc.

AUDIT COMMITTEE CHARTER

(As amended, effective November 19, 2004)

Committee Member Qualifications

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of PepsiCo, Inc. (the “Corporation”) shall be comprised of members with the following qualifications:

1.	The Committee shall consist entirely of independent Directors of the Board.

2.	Each member of the Committee shall be free of any relationship that, in the judgment of the Board from time to time, would interfere with the exercise of his or her independent judgment.

3.	Each member of the Committee shall also satisfy, in the judgment of the Board from time to time, the required financial literacy.

4.	At least one member of the Committee, who, in the judgment of the Board from time to time, will have accounting or related financial management expertise.

Committee Purpose

The purpose of the Audit Committee is to assist the Board’s oversight of:

1.	the quality and integrity of the Corporation’s financial statements and its related internal controls over financial reporting.

2.	the Corporation’s compliance with legal and regulatory requirements.

3.	the independent auditor’s qualifications and independence.

4.	the performance of the Corporation’s internal audit function and the independent auditors.

Committee Responsibilities

In addition to the purposes set forth above, the primary responsibilities of the Committee shall be to:

Independent auditors

1.	Retain and terminate the Corporation’s independent auditors (subject to shareholder ratification), and exercise the Committee’s sole authority to approve all audit engagement fees and terms as well as non-audit engagements with the independent auditors. The Committee shall as part of such process, obtain from such independent auditors, and discuss with them, the required disclosures regarding independence, as such requirements are amended or supplemented from time to time.

2.	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Corporation.

Reporting and disclosure to the Board of Directors

3.	Meet with management and the independent auditors to review and discuss the Corporation’s annual and quarterly financial statements, including significant changes in accounting principles or their application, reviewing the Corporation’s specific disclosures under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and management’s certification of such statements.

4.	Review regularly the independent auditor’s report submitted to the Committee regarding the Corporation’s critical accounting policies and practices, alternative treatments of financial information that have been discussed with management, and written communications between the Corporation’s management and the independent auditors.

5.	Review with the independent auditors their reports on the annual and quarterly financial statements and all communications required of the independent auditors; and discuss with the independent auditors and management their judgment as to the quality of the Corporation’s accounting policies, including the application of the Corporation’s accounting policies.

6.	Review and discuss on a general basis the types of information disclosed in, and the types of presentations to be made for, earnings press releases, as well as financial information or earnings guidance provided to analysts and ratings agencies.

7.	Review with management, the independent auditors and the senior-most internal auditor, the adequacy of the Corporation’s internal controls, disclosure processes and management’s responses with respect to recommendations for internal control improvements.

8.	Based on the Committee’s review and discussion of the Corporation’s annual financial statements with management and the independent auditors, recommend to the Board that the annual financial statements be included in the Corporation’s Annual Report on Form 10-K.

9.	Review with management, the independent auditors and the senior-most internal auditor, the quarterly financial statements prior to the filing of quarterly periodic reports. This review includes significant adjustments, management adjustments and accounting estimates, significant new accounting policies and disagreements with management. The Chair of the Committee may represent the entire Committee for purposes of this review.

10.	Review and report to the Board of Directors on any material related party transactions between the Corporation and its affiliates.

11.	Regularly report Committee actions to the Board of Directors, with such recommendations, as the Committee deems appropriate.

12.	Report to shareholders in the Corporation’s annual proxy statement on those Committee matters required by Securities and Exchange Commission rules.

13.	Annually assess and report to the Board on the performance and effectiveness of the Committee.

Corporate oversight

14.

Assist the Board’s oversight of the Corporation’s compliance with respect to its financial reporting and disclosure processes, disclosure requirements and internal control systems. Review (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

15.	Assist the Board’s oversight of the audit processes of the Corporation’s independent auditors and internal audit department.

16.	Provide an open avenue of communication among the Corporation’s independent auditors, financial and senior management, the internal auditing department, and the Board.

17.	Discuss the guidelines and policies with respect to the Corporation’s risk management policies and procedures.

18.	Establish and maintain hiring policies for employees or former employees of independent auditors.

19.	Review the audit plans and activities of the independent auditors and the internal auditors, and the coordination of their audit efforts.

20.	Review and approve the performance, appointment or replacement of the Corporation’s senior-most internal auditor.

21.	Review the internal audit department’s staffing, budget and responsibilities.

22.	Review with the senior-most internal auditor and independent auditors the results of their reviews of (a) officers’ expense accounts and use of corporate assets and (b) key employees’ compliance with the Corporation’s Code of Worldwide Business Conduct.

23.	Establish procedures for the Committee to receive, retain and respond to complaints regarding the preparation of financial statements, accounting, internal accounting controls, and auditing matters.

24.	Establish procedures for the Committee to receive, retain and respond to the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

25.	Establish procedures for the reporting of evidence by an attorney representing the Corporation before the Securities and Exchange Commission of a violation of securities laws or breach of fiduciary duty or similar violation by the Corporation or any agent thereof if such evidence is reported to the Corporation’s Chief Legal Counsel or Chief Executive Officer and an appropriate response is not received.

26.	Oversee the financial affairs, internal controls and internal and external audits of all employee benefit plans of the Corporation, its subsidiaries and divisions.

27.	Name and monitor the fiduciaries of the Corporation’s employee benefit plans that are subject to the Employee Retirement Income Security Act (ERISA).

28.	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

29.	Consider such other matters with respect to the Corporation’s financial affairs, internal controls and the internal and external audits as the Committee may deem advisable.

30.	Review this Charter on an annual basis, update it as appropriate, and submit it for the approval of the Board when updated.

31.	Undertake such other responsibilities or tasks as the Board may delegate or assign to the Committee from time to time.

General

1.	The Audit Committee shall include not less than three (3) members of the Board.

2.	The Chairperson shall be appointed by the Board.

3.	The Committee shall meet at least four (4) times each year, or more frequently as circumstances require.

4.	The timing of the meetings shall be determined by the Committee and the Board. The Committee, however, will meet at any time that the independent auditors believe communication to the Committee is required.

5.	The Board may at any time and in its complete discretion remove any member of the Committee and may fill any vacancy in the Committee.

6.	A majority of the total number of members shall constitute a quorum of the Committee.

7.	A majority of the members of the Committee shall be empowered to act on behalf of the Committee, except as provided otherwise in this charter.

8.	Obtain advice and assistance from outside legal, accounting, or other advisers as is necessary and appropriate and approve fees for such advisors engaged by the Committee.

9.	The Committee will meet, at least quarterly, with management, the senior-most internal auditor, and the independent auditors in separate sessions to discuss any matters which the Committee or these groups believe should be discussed privately with the Committee.

10.	Minutes shall be kept of each meeting of the Committee, and the Committee shall regularly provide reports of its actions to the Board.

Appendix A – Proxy Cards

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET			TELEPHONE			MAIL

https://www.proxyvotenow.com/pep			1-866-358-4697

•	Go to the website address listed above.	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named	If you have submitted your proxy by telephone or the
proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.	Internet there is no need for you to mail back your proxy.

March 24, 2005

Your proxy card is attached below.

Please read the enclosed proxy statement,
then vote your proxy at your
earliest convenience.

1-866-358-4697

CALL TOLL-FREE TO VOTE

The Internet and telephone voting facilities will close at 5:00 p.m. E.S.T. on May 3, 2005.

Ú  PLEASE DETACH PROXY CARD HERE  Ú

	(Please sign, date and return this proxy card in the enclosed envelope.)		☒ Votes MUST be indicated (x) in Black or Blue ink.

	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1 AND 2.								THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM NO. 3.

1.	Election of Directors: Nominees: 01 – J.F. Akers, 02 – R.E. Allen, 03 – R.L. Hunt, 04 – A.C. Martinez, 05 – I.K. Nooyi, 06 – S.S Reinemund, 07 – S.P. Rockefeller, 08 – J. J. Schiro, 09 – F.A. Thomas, 10 – C.M. Trudell, 11 – S.D. Trujillo and 12 – D. Vasella.									FOR	AGAINST	ABSTAIN
								3.	Shareholder Proposal	☐	☐	☐
	FOR all nominees listed above	☐	WITHHOLD AUTHORITY to vote for all nominees listed above	☐	*EXCEPTIONS		☐
									To change your address, please mark this box.			☐
(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the
	“EXCEPTIONS” box and write that nominee’s name in the space provided below.)								Where no voting instructions are given, the shares represented by this Proxy will be VOTED FOR Items No. 1 and 2 and VOTED AGAINST Item No. 3.
*Exceptions

					FOR	AGAINST	ABSTAIN

2.	Approval of Auditors				☐	☐	☐

S C A N L I N E

Receipt is hereby acknowledged of the PepsiCo Notice of Meeting and Proxy Statement.

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

Date Share Owner sign here Co-Owner sign here

4483

Directions to Frito-Lay Headquarters

7701 Legacy Drive, Plano, Texas

FROM DFW AIRPORT:

Approximately 15 miles

Exit Airport to the north following directions to S.H. 121

Curve to right onto S.H. 121

Follow S.H. 121 beyond Lewisville and The Colony to Legacy Drive

Turn right at signal onto Legacy Drive

Take second turn to the right into Frito-Lay near flags

FROM NORTH DALLAS AREA:

Approximately 13 miles

Off 635 (LBJ Freeway), exit Dallas North Tollway going north

Follow Tollway approximately 13 miles

Turn left at signal onto Legacy Drive

Go approximately 1/2 mile and turn left into Frito-Lay near flags

FROM DOWNTOWN:

Approximately 30 miles

Follow Dallas North Tollway to Legacy Drive

Turn left and follow Legacy Drive approximately 1 mile

Turn left into Frito-Lay near flags

PEPSICO, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 4, 2005

This Proxy is Solicited on Behalf of PepsiCo’s Board of Directors

The undersigned hereby appoints Steven S Reinemund and Larry D. Thompson, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock and/or Convertible Preferred Stock of PepsiCo, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of PepsiCo, Inc., in Plano, Texas, on Wednesday, May 4, 2005 at 11:00 A.M., Central Daylight Time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

(Continued and to be signed on other side)

I PLAN TO ATTEND MEETING. If you check this box to the right an admission card will be sent to you.	☐	PEPSICO, INC. P.O. BOX 11278 NEW YORK, N.Y. 10203-0278

To include any comments, please mark this box.	☐

700 ANDERSON HILL ROAD PURCHASE, NY 10577-1444	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 P.M. EST on May 3, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 5:00 P.M. EST on May 3, 2005. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage - paid envelope we have provided or return it to PepsiCo, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by PepsiCo, Inc., in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE BY PHONE CALL TOLL-FREE 1 800-690-6903
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	PEPSI1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEPSICO, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1 AND 2.

Vote On Directors
1. Election of Directors Nominees:					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write the nominee’s name on the line below.
01) J. F. Akers	07) S. P. Rockefeller
02) R. E. Allen	08) J. J. Schiro
03) R. L. Hunt	09) F. A. Thomas				☐	☐	☐
04) A. C. Martinez	10) C. M. Trudell
05) I. K. Nooyi	11) S. D.Trujillo
06) S. S Reinemund	12) D. Vasella
		For	Against	Abstain	Receipt is hereby acknowledged of the PepsiCo Notice of Meeting and Proxy Statement.
Vote On Proposals					IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.
2. Approval of Auditors		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM NO. 3.		For	Against	Abstain

3. Shareholder Proposal		☐	☐	☐

WHERE NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS NO. 1 AND 2, AND VOTED AGAINST ITEM NO. 3.

For comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners) Date

Directions to Frito-Lay Headquarters

7701 Legacy Drive, Plano, Texas

FROM DFW AIRPORT:

Approximately 15 miles

Exit Airport to the north following directions to S.H. 121

Curve to right onto S.H. 121

Follow S.H. 121 beyond Lewisville and The Colony to Legacy Drive

Turn right at signal onto Legacy Drive

Take second turn to the right into Frito-Lay near flags

FROM NORTH DALLAS AREA:

Approximately 13 miles

Off 635 (LBJ Freeway), exit Dallas North Tollway going north

Follow Tollway approximately 13 miles

Turn left at signal onto Legacy Drive

Go approximately 1/2 mile and turn left into Frito-Lay near flags

FROM DOWNTOWN:

Approximately 30 miles

Follow Dallas North Tollway to Legacy Drive

Turn left and follow Legacy Drive approximately 1 mile

Turn left into Frito-Lay near flags

PEPSICO, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 4, 2005

This Proxy is Solicitied on Behalf of PepsiCo’s Board of Directors for Participants in PepsiCo’s 401(k) Plan

The undersigned hereby appoints Steven S Reinemund and Larry D. Thompson, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock and/or Convertible Preferred Stock of PepsiCo, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of PepsiCo, Inc., in Plano, Texas, on Wednesday, May 4, 2005 at 11:00 A.M., Central Daylight Time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

Comments:

(If comments have been noted above, please mark the corresponding box on the reverse side.)

(Continued and to be signed on reverse side)